Exhibit 99.1

WILLIAM MONTALTO TO JOIN TUESDAY MORNING BOARD OF DIRECTORS

DALLAS, TX, June 18, 2013 — Tuesday Morning Corporation (Nasdaq: TUES), a leading closeout retailer with 828 stores across the United States specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced that William (“Bill”) Montalto, who most recently served as Executive Vice President and Chief Operating Officer of Sterling Jewelers, has been appointed as an independent member of the Tuesday Morning Board of Directors, effective as of today.

Mr. Montalto, 66, brings more than 40 years of retail experience to the Tuesday Morning Board.  This includes 26 years at Sterling, an operating subsidiary of Signet Jewelers (NYSE: SIG), and the largest specialty jewelry retailer in the United States.  During his tenure at Sterling, which included increasingly senior positions culminating in his COO role, the Company grew from a small, privately-held retailer to more than 1,300 stores and sales of more than $3.0B.  Mr. Montalto’s specific contributions included systems integration, business process development/operations improvement, and numerous brand equity building initiatives.

“Bill Montalto is a first class executive who has held senior leadership positions at one of the top performing retailers in America,” said Steven R. Becker, Chairman of the Board.  “Bill’s operational expertise and extensive knowledge in all aspects of retailing including information technology, real estate and marketing will make him a terrific addition to the Tuesday Morning Board of Directors.”

Prior to Sterling, Mr. Montalto served as a retail management consultant for Coopers & Lybrand (now PricewaterhouseCoopers), where he lead significant systems planning and development consulting engagements for a variety of major retailers.  Earlier in his career, Mr. Montalto held systems positions with Saks Fifth Avenue, JCPenney and W.T. Grant.

Among his many contributions to the retail sector, Mr. Montalto previously served on the Board of the Jewelers Vigilance Committee (Member, 2003-2009; Chair, 2007-2009).  His community involvement includes serving on the Board of the Court Appointed Special Advocate/Guardian Ad Litem (CASA/GAL) program in Summit County (OH) — service for which he received the 2009 William P. Kannel Child Advocate of the Year Award.

ABOUT TUESDAY MORNING

Tuesday Morning (NASDAQ: TUES) is a leading closeout retailer of upscale home accessories, housewares, seasonal goods and famous maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 828 stores in 43 states.  For a list of store locations, information, and to shop the Tuesday Morning experience online, visit www.TuesdayMorning.com.

Contact

Jennifer Sanders

Perry Street Communications

jsanders@perryst.com

214-965-9955

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